EXHIBIT 5.1

                               September 19, 2004

Tecnomatix Technologies Ltd.
16 Abba Eban Avenue
Herzlia 46733
ISRAEL


Ladies and Gentlemen:


     We have acted as Israeli counsel to Tecnomatix Technologies Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form F-3, as amended, under the Securities Act of 1933, as amended (the "Registration Statement").


     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction), of such corporate records, agreements, documents and other instruments, including but not limited to the following agreements:

     1. Asset purchase agreement between the Company, Tecnomatix Technologies, Inc., a wholly-owned subsidiary of the Company ("TTI"), USDATA Corporation ("USDATA") and certain other parties dated July 29, 2003, as amended, pursuant to which TTI purchased substantially all of the assets and assumed certain liabilities of USDATA in consideration for the issuance by the Company to USDATA of 945,807 ordinary shares of the Company, of which 127,748 ordinary shares are currently held in escrow for up to 18 months following consummation of the transactions contemplated by the asset purchase agreement; and

     2. Share purchase agreement dated July 29, 2003, as amended, between the Company and SCP Private Equity Partners II, L.P., the primary stockholder of USDATA ("SCP"), pursuant to which SCP purchased from the Company 139,764 ordinary shares of the Company (the 818,059 ordinary shares issued to USDATA that are not subject to escrow, as described in paragraph (1) above, and the 139,764 ordinary shares issued to SCP are referred to, collectively, as the "Shares").

     In addition, we have reviewed such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or conformed copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied solely upon certificates or comparable documents of officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof.


     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance and validly issued and are fully paid and non-assessable.


     This opinion is subject to the following qualifications:

     1. This opinion is based on the facts existing on the date hereof and of which we are aware without making any special investigation.

     2. Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

     3. We render no opinion in relation to any representation made or given in the Registration Statement.

     This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.





                                 Very truly yours,



                                 /s/   Meitar Liquornik Geva & Leshem Brandwein